Filed Pursuant to Rule 424(b)(3)
Registration Nos.:  333-166320 and 333-166321

CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
CAMPBELL GLOBAL TREND FUND, L.P.

SUPPLEMENT DATED JUNE 15, 2011 TO THE
PROSPECTUS AND DISCLOSURE DOCUMENT DATED MAY 2, 2011

This Supplement updates certain information relating to Campbell & Company, Inc., contained in the Prospectus and Disclosure Document dated May 2, 2011, as supplemented from time-to-time (the “Prospectus”) of Campbell Strategic Allocation Fund and Campbell Global Trend Fund, L.P. (the “Funds”).  All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in either of the Funds should review carefully the contents of both this Supplement and the Prospectus.

1.	Stephen C. Roussin has been appointed President of Campbell & Company, Inc.

2.	Theresa D. Becks, formerly President and Chief Executive Officer of Campbell & Company, Inc., will continue in her role as Chief Executive Officer.

3.	The biography of President, Stephen C. Roussin is as follows:

Stephen C. Roussin, born in 1963, joined Campbell & Company in June 2011 as President. In this capacity, he will assist the Chief Executive Officer with the day-to-day management of all aspects of the firm. Mr. Roussin is also the President of Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser, and President of Campbell Financial Services, Inc., a registered broker-dealer with the SEC and FINRA member. Mr. Roussin was employed by UBS Wealth Management Americas, as Managing Director, Head of Investment Solutions, where he was responsible for several business units and functional teams from September 2004 to November 2009, after which he had a hiatus in employment until taking the position with Campbell & Company. From June 1997 to June 2004 Mr. Roussin served as President and Chief Operating Officer of New York Life Investment Management LLC, an investment management firm and a subsidiary of New York Life Insurance Company, where he was responsible for managing a senior team of investment management professionals, after which he had a hiatus in employment until taking the position with UBS Wealth Management Americas.   From  June 1994 to June 1997 Mr. Roussin was employed by Smith Barney Inc., an SEC registered broker-dealer and subsidiary of the Travelers Group Inc., as a Senior Vice President, where he was responsible for numerous product management functions supporting proprietary and non-proprietary funds offerings, offshore products, marketing, shareholder services, and program development. From July 2007 to October 2008, Mr. Roussin was listed as a Principal of UBS Fund Advisor, L.L.C., a UBS affiliate and an SEC registered investment adviser. From March 2008 to October 2008, Mr. Roussin was also an NFA Associate Member and Associated Person of UBS Fund Advisor, L.L.C. Mr. Roussin became listed as a Principal of Campbell & Company and Campbell & Company Investment Adviser LLC effective July 8, 2011.

4.	The biography of Theresa D. Becks set forth on page 1 of the Disclosure Document is hereby amended and replaced in its entirety with the following:

Theresa D. Becks, born in 1963, joined Campbell & Company in June 1991 and has served as Chief Executive Officer since April 2007, Secretary since May 1992, a Director since January 1994, and was President from April 2007 until June 2011 and Chief Financial Officer and Treasurer until July 2008. Since April 2007, Ms. Becks has served as the Chief Executive Officer of Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, a registered commodity trading advisor and an SEC registered investment adviser, and was President from April 2007 until June 2011; she previously served as Chief Financial Officer, Treasurer and Assistant Secretary commencing December 2005. Ms. Becks has served since April 2007 as Trustee, President and Chief Executive Officer of The Campbell Multi-Strategy Trust, a registered investment company; she previously served as Treasurer, Chief Financial Officer and Assistant Secretary commencing June 2005. In May 2010, Ms. Becks was appointed President of Campbell & Company International Bahamas Limited, an international business company incorporated in The Bahamas which invests in international investment opportunities. Since April 2009, Ms. Becks has served as a Director and Chief Executive Officer of Campbell Financial Services, Inc., a registered broker-dealer with the SEC and FINRA member, she previously served as President from April 2009 until June 2011, and she was Vice President, Chief Financial Officer, Secretary and Treasurer from March 1997 to April 2009. Ms. Becks served as a member of the Board of Directors of the Managed Funds Association from November 2002 to November 2006. Ms. Becks is a C.P.A. and has a B.S. in Accounting from the University of Delaware. Ms. Becks became registered as an Associated Person and listed as a Principal and NFA Associate Member of Campbell & Company effective May 7, 1999, March 10, 1993 and April 21, 1999, respectively. Ms. Becks became registered as an Associated Person and listed as a Principal and NFA Associate Member of Campbell & Company Investment Adviser LLC effective December 14, 2005, December 12, 2005 and December 14, 2005, respectively.

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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
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THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.
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CAMPBELL & COMPANY, INC.
General Partner of both Funds